UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 28, 2014

HAEMONETICS CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	001-14041	04-2882273
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Wood Road	2184
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  781-848-7100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On May 1, 2013 we announced that our Board of Directors has approved a plan to pursue identified Value Creation & Capture (“VCC”) opportunities. These include: (i) investment in product line extensions, next generation products and growth platforms; (ii) enhancement of commercial execution capabilities by implementing go-to-market and other strategies to enable global profitable revenue growth; and (iii) transformation of the manufacturing network to best support these commercial strategies while optimizing expense levels. Collectively, these are opportunities to position us for optimal growth and increased competitiveness.

On April 28, 2014, we announced an expansion of our transformation and restructuring plans related to the VCC initiatives. With this expansion, we began consultation with employee representatives regarding ceasing operations and closure of our manufacturing facility in Bothwell, Scotland during the current fiscal year 2015. Also, we will reduce staff and rationalize organizational structures globally in connection with the execution of commercial and productivity activities under the VCC initiative.
Our manufacturing network transformation plan, part of our larger Value Creation and Capture activities previously announced, now includes (i) discontinuing manufacturing activities at our Braintree, Massachusetts and Ascoli-Piceno, Italy (ii) consultation with employee representatives regarding ceasing operations and closure of our manufacturing facility in Bothwell, Scotland (iii) creating a technology center of excellence for product development, (iv) expansion of our current facility in Tijuana, Mexico, (v) engaging Sanmina Corporation as a contract manufacturer to produce certain medical equipment, and (vi) building a new manufacturing facility in Malaysia closer to our customers in Asia.
We expect activities related to the VCC initiatives will be substantially complete in fiscal 2016.  We now estimate that the VCC activities will result in annual pre-tax reductions of manufacturing and other costs that will begin in Fiscal 2015 and increase to approximately $60 - $65 million in fiscal 2018.
We incurred pre-tax charges in fiscal 2014 of approximately $65 million, of which approximately $8 million represented non-cash charges. We estimate that total pre-tax charges will be approximately $140 - $150 million, and that approximately $120 million of these charges will result in cash outlays, with the remaining $20 - $25 million representing non-cash charges. We expect to incur approximately $74 million of pre-tax charges in fiscal 2015, and the balance of the pre-tax charges in fiscal 2016.
Pre-tax charges include severance and other costs which qualify as restructuring expenses under ASC 420, Exit or Disposal Cost Obligations, as well as other costs which do not constitute restructuring under ASC 420. These costs consist primarily of expenditures directly related to our transformation activities including program management, integration and product line transfer teams, accelerated depreciation and asset disposals.
Additionally, we expect to deploy approximately $65 - 70 million of cash for capital expenditures primarily to expand our existing Tijuana, Mexico facility and construct a new facility in Malaysia. Through fiscal 2014 we deployed approximately $18 million of cash for capital expenditures under the various VCC initiatives.
Total net cash outflows under the multi-year VCC initiatives are expected to approximate $160 million. This takes into account approximately $20 million of tax benefits associated with the pre-tax charges.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION
(Registrant)

Date: May 1, 2014	By:	/s/ Christopher Lindop
Christopher Lindop, Executive Vice President
Business Development and Chief Financial Officer

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